Exhibit 10.15

OFFICE LEASE

HR MELROSE, LLC,

a Delaware limited liability company

as Landlord,

and

SPINAL ELEMENTS, INC.,

a Delaware corporation,

as Tenant.

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TABLE OF CONTENTS

PAGE
EXHIBITS

EXHIBIT A – OUTLINE OF PREMISES	A-52
EXHIBIT A-l – OUTLINE OF TEMPORARY SPACE	A-54
EXHIBIT B – RULES AND REGULATIONS	B-1
EXHIBIT C – NOTICE OF LEASE TERM DATES	C-1
EXHIBIT D – TENANT WORK LETTER	D-1
EXHIBIT E – TENANT FORM OF ESTOPPEL CERTIFICATE	E-1
EXHIBIT F – LIST OF MACHINE SHOP EQUIPMENT	F-1
EXHIBIT G – LIST OF HAZARDOUS MATERIALS	G-1

LEASE

This Lease (the “Lease”), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between “Landlord.” and “Tenant,” as those terms are defined in Sections 2 and 4 of the Summary, respectively.

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION

1. Dated:	September 27, 2012

2. Landlord:	HR Melrose, LLC, a Delaware limited liability company

3. Address of Landlord (Section 29.14):

11990 San Vicente Boulevard, Suite 200

Los Angeles, California 90049

Attention: Matthew Benbassat

With a copy to:

Advisors LLP

11911 San Vicente Boulevard, Suite 265

Los Angeles, California 90049

Attention: Robert Plotkowski

4. Tenant:	SPINAL ELEMENTS, INC., a Delaware corporation

5. Address of Tenant (Section 29.14):

2744 Loker Avenue, #100

Carlsbad, California

Attention: Steve McGowan

(Prior to Lease Commencement Date)

and

3115 Melrose Drive, Suite 150

Carlsbad, California 92010

Attention: Steve McGowan

(After Lease Commencement Date)

6. Premises (Article 1).

6.1. Building:	3115 Melrose Drive, Carlsbad, California which consists of approximately 103,547 square feet.

6.2. Premises:	Approximately 39,655 rentable (35,093 usable) square feet of space located on the first (1st) and second (2nd) floors of the Building, as set forth in Exhibit A attached hereto, and identified as Suites 150, 170 and 200. The exact rentable square footage of the Premises shall be determined by Landlord within 60 days of Substantial Completion (as defined below), subject to Tenant’s right to verify and approve, in accordance with ANSI/BOMA Z65.1-2010 (the “Exact Area”). All provisions of this Lease that refer to or are affected by the rentable square feet of the Premises shall be deemed to refer to such Exact Area.

7. Term (Article 2).

7.1. Lease Term:	Approximately, eighty-six (86) months.

7.2. Lease Commencement Date:	The “Lease Commencement Date” shall be the date of Substantial Completion of the Premises in accordance with the Tenant Work Letter (as defined below), estimated to be March 1, 2013. “Substantial Completion” means (i) a certificate of occupancy (permanent or temporary), or equivalent building inspection sign-off, from the City of Carlsbad has been issued with respect to the Tenant Improvements (as defined below), (ii) all Building Systems (as defined below) are in good working order to support the operation of the Premises for the uses permitted under this Lease, and (iii) the office portion of the Tenant Improvements (which shall not include any machine shop or the installation of the Machine Shop Equipment, as defined below) are complete in accordance with Exhibit D other than with respect to industry standard punchlist items, which Landlord shall correct promptly thereafter. The Parties acknowledge that, if the Lease Commencement Date occurs (a) later than April 1, 2013 (which date is subject to extension due to Lease Commencement Date Delay, defined in Section 5.5 of the Tenant Work Letter), then Tenant shall as its sole remedy for such late delivery be entitled to one and one-half days of free Base Rent for each day beyond April 1, 2013 (as extended, if applicable) that the Lease Commencement Date occurs; and (b) later than May 1, 2013 (which date is subject to extension due to Lease Commencement Date Delay), then Tenant shall as its sole remedy for such late delivery be entitled to two days of free Base Rent for each day beyond May 1, 2013 (as extended, if applicable) that the Lease Commencement Date occurs (in addition to the free Base Rent already accrued pursuant to subsection “a” above). If the Lease Commencement Date has not occurred by July 1, 2013 (which date is subject to extension due to Lease Commencement Date Delay) then Tenant may at its election terminate this Lease by delivery of written notice to Landlord.

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7.3. Lease Expiration Date:	The date immediately preceding the day that is eighty-six (86) months after the Lease Commencement Date, provided that if the Lease Expiration Date is not the last day of the month, then the Lease Expiration Date shall be extended to be the last day of the month that contains the Lease Expiration Date.

7.4 Option to Extend:	Two (2) options to extend the Lease Term for a period of three (3) years, each.

8. Base Rent (Article 3):

Months During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot of the Premises
*1-6	$412,800.00	$34,400.00	$1.72
*7-12	$522.604.80	$43,550.40	$1.72
13-24	$842,272.20	$70,189.35	$1.77
25-36	$866,065.20	$72,172.10	$1.82
37-48	$894,616.80	$74,551.40	$1.88
49-60	$923,168.40	$76,930.70	$1.94
61-72	$946,961.40	$78,913.45	$1.99
73-84	$975,513.00	$81,292.75	$2.05
85-86	$1,008,823.20	$84,068.86	$2.12

*

The Monthly Base Rent set forth above for the initial twelve (12) calendar month period of the Lease Term (“Phase In Period”) has been calculated based upon on a reduced square footage (but Tenant will actually be occupying 39,655 rentable square feet as of the Lease Commencement as provided in Section 6.2 of the Summary) as follows: (a) 20,000 rentable square feet for months 1 through 6 and (b) 25,320 rentable square feet for months 7 through 12.

*	Subject to the abated base rent provision in Section 3.2 of the Lease.

9. Additional Rent (Article 4).

9.1. Base Year:	The calendar year of 2013.

9.2. Tenant’s Share of Direct Expenses:	Approximately 38.30% (calculated on the basis of 39,655 rentable square feet of the Premises divided by 103,548 square feet of the Building).

10. Security Deposit (Article 21):	$230,792, except that notwithstanding anything to the contrary in this Lease, (a) Tenant shall only be obligated to deposit with Landlord the sum of $146,723 as of the execution of this Lease, and the balance of the Security Deposit, in the sum of $84,069, shall not be due from Tenant until 60 days after the execution of this Lease, (b) on the 25th month anniversary of the execution of this Lease, provided that Tenant has not previously been in an uncured default (beyond the applicable notice and cure periods) under this Lease, then the amount of the Security Deposit shall be reduced by the sum of $72,172 to the amount of $158,620 and Landlord shall refund to Tenant such sum of $72,172 on such 25th month anniversary, and (c) on the 42nd month anniversary of the execution of this Lease, provided that Tenant has not previously been in an uncured default (beyond the applicable notice and cure periods) under this Lease, then the amount of the Security Deposit shall be reduced by the sum of $74,551 to the amount of $84,069 and Landlord shall refund to Tenant such sum of $74,551 on such 42nd month anniversary.

11. Number of Parking Passes (Article 28):	4.0 unreserved parking passes per 1,000 rentable square foot of the Premises.

12. Brokers (Section 29.19):	Landlord’s Broker: Cassidy Turley Commercial Real Estate Services Tenant’s Broker: Tenant Consulting Services. Inc.

13. Permitted Use (Section 5):	General office and administrative uses and for sales, training of staff, employees and outside vendors, engineering and related testing and prototype lab for Tenant’s spinal related products, a machine shop that includes the equipment described on attached Exhibit F or reasonable replacements thereof (the “Machine Shop Equipment”) (subject to the terms of Section 6.5 below), warehouse and shipping/receiving of products from the Premises and ancillary uses related to the foregoing consistent with the character of a first-class office building in the surrounding area and in compliance with all Applicable Laws and “CC&Rs” (as that term is defined in Article 5 of this Lease) governing the Real Property.

ARTICLE 1

REAL PROPERTY, BUILDING, COMMON AREAS, PREMISES, FIRST REFUSAL

SPACE AND TEMPORARY SPACE

1.1    Real Property, Building, Common Areas and Premises. Upon and subject to the terms set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.2 of the Summary (the “Premises’’), which Premises are located in the building (the “Building”) set forth in Section 6.1 of the Summary, reserving, however, to Landlord all of the Building, except for the space within the inside surfaces bounding the Premises, and except as provided below in this Article 1. The outline of the Premises is set forth in Exhibit A attached hereto. The rentable square footages of the Premises and the Building are set forth in Section 6 of the Summary. The Building, the parking structure servicing the Building, the land upon which the Building stands, and the land, improvements and other buildings surrounding the Building which are designated from time to time by Landlord as appurtenant to or servicing the Building, are herein sometimes collectively referred to herein as the “Real Property.” Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit D (“Tenant Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Real Property or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Tenant Work Letter. Provided that Tenant has a right to inspect and subject to any exceptions noted in writing by Tenant to Landlord promptly upon Tenant’s taking possession of the Premises, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair. Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property (such areas, together with such other portions of the Real Property designated by Landlord, in its reasonable discretion, are collectively referred to herein as the “common areas”) and the use thereof shall be subject to the rules, regulations and restrictions attached hereto as Exhibit B (the “Rules and Regulations”). Subject to Section 9.6, Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property and the common areas thereof, provided that such alterations, additions or changes shall not unreasonably interfere with Tenant’s ability to access the Premises. Tenant’s use of the Premises. Tenant’s use of its parking spaces and/or Tenant’s use of essential portions of the common areas (other than emergency situations).

1.2    Rentable Square Feet of Premises and Building. For purposes of this Lease, all measurements shall be calculated pursuant to Standard Method for Measuring Floor Area in Office Buildings. ANSI Z65.I - 2010 (“BOMA”), provided that the square footage of the Building shall include all of, and the square footage of the Premises therefore shall include a portion of, the square footage of the ground floor common areas located within the Building and the common area and occupied space of the portion of the Building or Real Property, dedicated to the service of the Building. The rentable square feet of the Premises and the Building shall be as set forth in Sections 6.2 and 6.1 of the Summary, respectively and such square footages shall not be subject to verification or modification during the Lease Term except as set forth in the Summary.

1.3    Right of First Refusal. During the Lease Term, Tenant shall have an ongoing right of first refusal with respect to any space contiguous to the Premises (the “First Refusal Space”) upon and subject to the terms and conditions set forth in this Section 1.3.

1.3.1    Method of Exercise. Landlord shall notify Tenant in writing (the “First Refusal Notice”) in the event that Landlord makes a bona fide offer to a third party (or receives a bona fide offer from a third party that Landlord intends to accept) for the potential lease of all or any portion of the First Refusal Space (the “Offered Space”). For a period of seven (7) days following Tenant’s receipt of the First Refusal Notice (the “Election Period”). Tenant shall have the right to inform Landlord in writing (the “Acceptance Notice”) that Tenant desires to lease the Offered Space on the terms and conditions as set forth in the First Refusal Notice. Tenant’s lease of the Offered Space shall be on the terms set forth in the First Refusal Notice (and to the extent not inconsistent with the First Refusal Notice the provisions of this Lease). If Tenant fails to deliver written notice to Landlord of Tenant’s election to lease the Offered Space within such seven (7) day period, Landlord shall be entitled to enter into a lease with such potential third party tenant for the Offered Space, provided that prior to entering a lease with a third party tenant on terms which, on a net effective, present value basis, are more than 5% more favorable to the tenant than the terms contained in the First Refusal Notice, Landlord shall first deliver a revised First Refusal Notice to Tenant on such more favorable terms in accordance with the procedure set forth above.

1.3.2    Delivery of the Offered Space. Provided that Tenant timely exercises its option to lease the Offered Space, Landlord shall deliver the Offered Space to Tenant on a date set forth in the First Refusal Notice (the “Delivery Date”). Notwithstanding the foregoing. Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of the Offered Space to Tenant on any particular delivery date designated by Landlord or designated in this Lease, if such delay is caused by the holding over of a previous tenant of the Offered Space.

1.3.3    Improvement of Offered Space. Tenant agrees that Tenant shall accept the Offered Space in its then existing “as is” condition, subject to any improvement allowance specified in the First Refusal Notice.

1.3.4    Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the Offered Space as set forth herein, Landlord and Tenant shall within fifteen (15) days thereafter execute an amendment adding such Offered Space to the Lease, as hereby amended, upon the same terms and conditions as the Premises, except as otherwise set forth in this Section 1.3. Tenant shall commence payment of Rent for the Offered Space and the term of the Offered Space shall commence as set forth in the First Refusal Notice (the “First Refusal Space Commencement Date”).

1.3.5    Superior Rights. If Tenant, following its receipt of a First Refusal Notice, fails to exercise its right to lease all of the Offered Space set forth in a First Refusal Notice, then Landlord shall have the right to enter into an interim lease (an “Interim Lease”) with a third party with respect to the Offered Space, and Tenant’s right of first refusal as set forth in this Section 1.3 shall be subordinate to all rights of the tenant under the Interim Lease.

1.3.6    Termination of Right of First Refusal. The rights contained in this Section 1.3 shall be personal to the Tenant originally named in this Lease (“Original Tenant”) or a “Non-Transferee Assignee.” as defined in Section 14.7 of this Lease, may only be exercised by the Original Tenant or a Non-Transferee Assignee (and not any other assignee, sublessee or other transferee of Tenant’s interest in the Lease, as hereby amended) if the Tenant or an NonTransferee Assignee occupies the entire Premises. Tenant shall not have the right to lease the Offered Space as provided in this Section 1.3 if, as of the date of the attempted exercise of the first refusal right by Tenant, or as of the scheduled date of delivery of the Offered Space to Tenant, Tenant is in default under this Lease beyond the applicable notice and cure period, or has previously been in default under this Lease beyond the applicable notice and cure period more than once. In addition, Tenant’s right of refusal as set forth in this Section 1.3 shall terminate upon the expiration of the Lease Term.

1.4    Temporary Space. Commencing on the date which is one (1) business day following the date (the “Temporary Space Commencement Date”) which is the later of (i) the date of mutual execution and delivery of this Lease and Landlord’s receipt of the Security Deposit (“Effective Date”) and (ii) Landlord’s receipt of the certificates of insurance required pursuant to Article 10 of this Lease and continuing until the day immediately preceding the Lease Commencement Date (the “Temporary Space Expiration Date”). Tenant shall be entitled to use that certain space commonly known as Suite 130, located on the first (1st) floor of the Building, as depicted on Exhibit A-l attached hereto (the “Temporary Space”). The period from the Temporary Space Commencement Date through the Temporary Space Expiration Date shall be referred to as the “Temporary Space Occupancy Period.” Landlord shall deliver the Temporary Space to Tenant on or before the Temporary Space Commencement Date in its then- existing “as-is” condition. Upon delivery of the Temporary Space to Tenant by Landlord, Tenant shall have the right to occupy such Temporary Space provided that all of the terms and conditions of this Lease shall apply (including, without limitation, Tenant’s indemnity and insurance obligations) with respect to the Temporary Space, as though the Temporary Space were a part of the Premises (even though the Temporary Space shall not be deemed to be a part of the Premises) and, during the Temporary Occupancy Period, Tenant shall be responsible for paying for the cost of all utilities supplied to the Temporary Space except that Tenant shall not be obligated to pay monthly Base Rent and Tenant’s Share of Direct Expenses for the Temporary Space during the Temporary Space Occupancy Period. Tenant hereby acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Temporary Space or with respect to the suitability of such space for Tenant’s use thereof or the conduct of Tenant’s business. Tenant shall vacate and surrender the Temporary Space to Landlord, in accordance with the terms of Article 15 of this Lease, on or before the Temporary Space Expiration Date. If Tenant fails to timely and properly vacate and surrender the Temporary Space to Landlord pursuant to the immediately preceding sentence, Tenant shall be deemed to be holding over in such Temporary Space and the terms of Article 16 of this Lease shall apply to such holdover, except that the monthly Base Rent payable during such holdover period with respect to the Temporary Space shall be $1.72 per rentable square foot of the Temporary Space for the first three (3) months of such holdover and thereafter Tenant will be charged 125% of such monthly Base Rent amount.

ARTICLE 2

LEASE TERM; OPTION TO EXTEND

2.1    In General. The terms and provisions of this Lease shall be effective as of the date (“Effective Date”) of the mutual execution and delivery of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary, and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided or unless this Lease is extended pursuant to Section 2.2 below. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12)-month period during the Lease Term. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C. attached hereto, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2    Option to Extend.

2.2.1.    Option Right. Subject to the terms hereof, Landlord hereby grants to the Original Tenant two (2) consecutive options (each an “Option”) to extend the Lease Term for a period of three (3) years each (each an “Option Term”), which option shall each be exercisable only by written notice delivered by Tenant to Landlord as set forth below; provided that, as of the date of delivery of such notice, (i) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods), (ii) Tenant has not been in default under this Lease (beyond the applicable notice and cure periods) more than once during the prior twelve (12) month period and (iii) Tenant has not been in default under this Lease (beyond the applicable notice and cure periods) more than three (3) times during the Lease Term or, if applicable, the first option term (“First Option Term”). Upon the proper exercise of such option to extend, and provided that, as of the end of the Lease Term, or if applicable, the First Option Term, (A) Tenant is not in default under this Lease (beyond the applicable notice and cure periods), (B) Tenant has not been in default under this Lease (beyond the applicable notice and cure periods) more than once during the prior twelve (12) month period and (C) Tenant has not been in default under this Lease (beyond the applicable notice and cure periods) more than three (3) times during the Lease Term or if applicable, the First Option Term, then the Lease Term, or if applicable, the First Option Term, as it applies to the Premises, shall be extended for a period of three (3) years. The rights contained in this Section 2.2 shall be personal to the Original Tenant and any “NonTransferee Assignee.” as defined in Section 14.7 of this Lease, and may only be exercised by the Original Tenant or a Non-Transferee Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant and/or a Non-Transferee Assignee is in occupancy of the entire Premises.

2.2.2    Option Rent. The rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Fair Market Rent Rate. The “Fair Market Rent Rate” shall be equal to the rent (including additional rent and considering any “base year” or “expense stop” applicable thereto, which base year shall be adjusted to the calendar year in which the First Option Term, or if applicable, the second Option Term commences), including all escalations, at which tenants, as of the commencement of the First Option Term, or if applicable, the second Option Term, are, pursuant to transactions completed within the twelve (12) month period prior to the commencement date of the First Option Term, or if applicable, the second Option Term, leasing non-sublease, non-encumbered, non-equity, renewal, non-expansion space reasonably comparable in size, location and quality to the Premises, for a similar lease term, in an arms length transaction, which comparable space is located in the Real Property and if there are no such transactions at the Real Property, then in the “Comparable Buildings,” as that term is defined in Section 4.2.5.1 of this Lease, (such transactions shall be collectively referred to as the “Comparable Transactions”), in either case taking into consideration the following concessions: (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, and (b) all other monetary and non-monetary concessions, if any, being granted such tenants in connection with such comparable space (the foregoing items (a)- (b) shall be referred to as the “Renewal Concessions”); provided, however, that notwithstanding anything to the contrary herein, no consideration shall be given to (x) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the First Option Term, or if applicable, the second Option Term, or the fact that the Comparable Transactions do or do not involve the payment of real estate brokerage commissions, (y) any period of rental abatement, if any, granted to such tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces and (z) any improvement allowances, if any, granted to such tenants in Comparable Transactions (the foregoing items (x)-(z) shall be referred to as the “Excluded Concessions”). In the determination of the Option Rent, if any Renewal Concessions are granted to Tenant, Landlord may, at Landlord’s sole option, elect any or a portion of the following: (1) to grant to some or all of the concessions to Tenant in the form as described above (i.e., as free rent), or (2) to adjust the rental rate component of the Option Rent to be an effective rental rate which takes into consideration the total dollar value of such concessions (in which case the Renewal Concessions evidenced in the effective rental rate shall not be granted to Tenant). The Fair Market Rent Rate shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant’s Rent obligations during the First Option Term, and if applicable, the second Option Term. Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).

2.2.3    Exercise of Option. Each Option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord not more than nine (9) months nor less than eight (8) months prior to the expiration of the initial Lease Term, or, if applicable, the First Option Term, stating that Tenant is interested in exercising its option to extend and stating that Tenant has elected exercise its option to extend for all or only a portion of the Premises; (ii) Landlord, after receipt of Tenant’s Interest Notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than seven (7) months prior to the expiration of the initial Lease Term or, if applicable, the First Option Term, setting forth the Option Rent and, if applicable, Landlord shall designate and identify which portion of the Premises shall be retained by Tenant during the applicable Option Term; (iii) within thirty (30) days after Tenant’s receipt of the Option Rent Notice, Tenant shall, at its election, either (A) revoke Tenant’s prior Interest Notice with respect to such Option Term, (B) accept the Option Rent specified by Landlord and irrevocably exercise the Option by delivering written notice (“Exercise Notice”) thereof to Landlord or (C) irrevocably exercise the Option by delivering written notice (“Exercise Notice”) thereof to Landlord and concurrently therewith object to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 2.2.4 below.

2.2.4    Determination of Option Rent. In the event Tenant timely and appropriately objects to the Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent within five (5) days, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.7 below, provided that Landlord’s determination of Option Rent submitted to arbitration shall not be higher than the Option Rent contained in the Option Rent Notice (when calculated with any concessions to be given on a net effective rental rate basis).

2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or appraiser who shall have been active over the ten (10) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of comparable commercial properties in the vicinity of the Real Property. Each such arbitrator shall be appointed within ten (10) days after the applicable Outside Agreement Date.

2.2.4.2 The two arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two arbitrators.

2.2.4.3 The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and shall notify Landlord and Tenant thereof. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease.

2.2.4.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.4.5 If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.2.4.6 If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.4.

2.2.4.7    The cost of arbitration shall be paid by Landlord and Tenant equally.

2.2.5    Tenant’s Election to Exercise Option For Less Than All of the Premises. In connection with Tenant’s exercise of an Option, Tenant shall have the right to elect, in its sole discretion, to extend the initial Term or the First Option Term, as the case may be, for all or a portion of the Premises then being leased by Tenant, provided that if Tenant elects to exercise its option to extend with respect to less than the entire Premises then leased by Tenant, then (a) Tenant shall, concurrently with Tenant’s delivery of the Interest Notice to Landlord, designate the approximate number of square footage and then Landlord shall designate, in its reasonable discretion, the portion of the Premises which Tenant shall continue lease during the First Option Term, and if applicable, the second Option Term, (b) any portion of the Premises that Tenant will not continue to lease during the First Option Term or second Option Term, to the extent applicable, must be of a configuration acceptable to Landlord and that would not affect the marketability of such space for lease, as determined by Landlord in its sole discretion and (c) one hundred percent (100%) of the “Demising Costs,” as defined below, shall be paid for by Tenant. For purposes hereof, “Demising Costs” mean all costs of separating the portion of the Premises for which the applicable Option is exercised from the portion of the Premises for which the applicable Option is not exercised, including the cost of constructing the demising walls, separating building systems and installing any new entrances and corridor extensions that are necessary to provide building code compliant ingress and egress to the portion of the Premises for which Tenant elected not to exercise its Option.

2.3    Early Access. Landlord shall allow Tenant access to the Premises, at no charge to Tenant, at least thirty (30) days prior to the Lease Commencement Date for the sole purpose of Tenant installing equipment, furniture and fixtures (including Tenant’s data and telephone equipment) in the Premises provided that (x) Tenant and its agents do not interfere with the performance of or otherwise delay the completion of the “Tenant Improvements,” as defined in Section 1 of the Tenant Work Letter, (y) prior to Tenant’s entry into the Premises as permitted by the terms of this Section 2.3, Tenant shall notify Landlord of such early entry and submit a schedule to Landlord, for its approval, which schedule shall detail the timing and purpose of Tenant’s entry, and Tenant shall adhere to Landlord’s reasonable rules and regulations with respect to Tenant’s entry into the Premises and (z) Tenant delivers evidence of the insurance required under Article 10 of this Lease. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 2.3.

ARTICLE 3

BASE RENT; ABATEMENT OF MONTHLY BASE RENT

3.1    Base Rent. Tenant shall pay, without notice or demand, to Landlord at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, in the form of a check (which is drawn upon a bank which is located in the State of California) or currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”), payable in monthly installments as set forth in Section 8 of the Summary and Section 3.2.1 below in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first (1st) full calendar month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any “Rent”, as that term is defined in Section 4.1, below, payment date (including the Lease Commencement Date) falls on a day of a calendar month other than the first day of such calendar month or if any Rent payment is for a period which is shorter than one calendar month such as during the last month of the Lease Term, the Rent for any fractional calendar month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month at a rate per day which is equal to 1/30 of the Rent. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2    Abatement of Monthly Base Rent; Landlord’s Right to Purchase Abatement Amount.

3.2.1    Abatement of Monthly Base Rent. Notwithstanding anything in Section 3.1 above to the contrary and provided that Tenant is not then in default under this Lease (beyond any applicable notice and cure period), Tenant shall be entitled to an abatement of the Monthly Base Rent due under this Lease for the Premises in an amount equal to $427,219.25, in the aggregate (“Monthly Base Rent Abatement Amount”), which Monthly Base Rent Abatement Amount shall be applied in equal monthly installments to fifty percent (50%) of the Monthly Base Rent due under this Lease commencing as of the Commencement Date and ending when the Monthly Base Rent Abatement Amount has been exhausted (the “Base Rent Abatement Period”). Tenant acknowledges that the Monthly Base Rent Abatement Amount has been granted to Tenant as additional consideration for entering into this Lease and for agreeing to pay the Rent and perform the other terms and conditions required under this Lease. Accordingly, if this Lease terminates due to a Tenant default under this Lease, then Tenant shall be obligated to pay to Landlord (in addition to Landlord’s other remedies) the unamortized amount (amortized straight-line basis over the initial Lease Term) of the Monthly Base Rent Abatement Amount that was abated through the date of termination. For purposes of example, if this Lease is terminated due to a Tenant default after the end of the fortieth (40th) month of the Term, then Tenant would be obligated to repay (86-40)/86 of the entire Monthly Base Rent Abatement Amount. The rights contained in this Section 3.2 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or transferee of the Original Tenant’s interest in this Lease) if the Original Tenant is in occupancy of the entire Premises.

3.2.2    Landlord’s Right to Purchase the Abatement Amount. At any time during the Lease Term, upon notice to Tenant, Landlord shall have the right to purchase the Monthly Base Rental Abatement Amount then remaining as of the “Payment Date,” as defined below, by paying to Tenant an amount equal to the “Rent Abatement Payout Price,” as that term is defined below. As used herein, “Rent Abatement Payout Price” shall mean the present value of the Monthly Base Rental Abatement Amount then remaining during the Lease Term, as of the date of payment (“Payment Date”) by Landlord to Tenant of the Rent Abatement Payout Price by Landlord. Such present value shall be calculated (i) by using the portion of the Monthly Base Rental Abatement Amount then remaining as of the Payment Date (as though such remaining portion of the Monthly Base Rental Amount benefitted Tenant at the mid-way point between the Payment Date and the last day of the abatement period) and (ii)  by using a discount rate of five percent (5%) per annum.

ARTICLE 4

ADDITIONAL RENT

4.1    Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent “Tenant’s Share” of the annual “Direct Expenses.” as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the “Base Year.” as that term is defined in Section 4.2.1 of this Lease; provided however, Tenant shall not be obligated to pay any such excess during the first twelve (12) months of the initial Lease Term. Such additional rent, together with any and all other amounts payable by Tenant to Landlord, as additional rent or otherwise, pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2    Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1    “Base Year” shall mean the period set forth in Section 9.1 of the Summary.

4.2.2    “Direct Expenses” mean “Operating Expenses” and “Tax Expenses,” as those terms are defined herein below.

4.2.3    “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.4    “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay or incur during the Base Year or any Expense Year in accordance with sound real estate management principles consistently applied because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, including, without limitation, any amounts paid or incurred for (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, replacing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and escalator and elevator systems, and the cost of supplies, tools, and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation of a transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine; (iv) fees, charges and other costs, including management fees (or amounts in lieu thereof), consulting fees (including, but not limited to, any consulting fees incurred in connection with the procurement of insurance), legal fees and accounting fees, of all persons engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Real Property; (v) the cost of parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, restriping, and cleaning; (vi) wages, salaries and other compensation and benefits of all persons engaged in the operation, maintenance or security of the Real Property, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one building of Landlord, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Real Property; (vii) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building; (viii) amortization (including interest on the unamortized cost at a rate equal to the floating commercial loan rate announced from time to time by Bank of America, a national banking association, or its successor, as its prime rate, plus 2% per annum (the “Interest Rate”) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and Real Property; and (ix) the cost of capital improvements or other costs incurred in connection with the Real Property (A) which relate to the operation, repair, maintenance and replacement of all systems, equipment or facilities which serve the Real Property in the whole or in part, (B) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Real Property, or any portion thereof to the extent of cost savings reasonably anticipated by Landlord, or (C) that are required under any governmental law or regulation that is first being enforced by a federal, state or local governmental agency after the Lease Commencement Date; provided, however, that each such permitted capital expenditure shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine, and further provided that Operating Expenses shall in no event include (1) the costs of leasing space within the Real Property, (2) any costs or expenses that are solely for the benefit of particular tenants of the Real Property not including Tenant, (3) management fees in excess of 3% of the gross revenues of the Real Property per year, or (4) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Real Property, without charge. If the Building is not ninety-five percent (95%) occupied during all or a portion of the Base Year or any Expense Year, Landlord shall make an appropriate adjustment to the variable components of

Operating Expenses for such year as reasonably determined by Landlord employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been ninety-five percent (95%) occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.

4.2.5    “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building), which Landlord shall pay or incur during the Base Year or any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Real Property. Tax Expenses for the Base Year and each Expense Year shall be calculated as if the Building were ninety-five percent (95%) occupied by tenants in space that is built out, and the Building is fully assessed as a result of the foregoing.

4.2.5.1    Tax Expenses shall include, without limitation:

(i)    Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, conservation, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Building’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(ii)    Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iii)    Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(iv)    Any possessory taxes charged or levied in lieu of real estate taxes.

4.2.5.2    Any expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid to the extent that such expenses reduce Tax Expenses. Tax refunds shall be deducted from Tax Expenses in the Expense Year they are received by Landlord (except that any tax refund received in the Base Year that is allocable to a prior year shall not be included in the calculation of Tax Expenses for such Base Year). All special assessments which may be paid in installments shall be paid by Landlord in the maximum number of installments permitted by law and not included in Operating Expenses except in the year in which the assessment is actually paid; provided, however, that if the prevailing practice of comparable to buildings of a similar class located in the vicinity of the Building (the “Comparable Buildings”) is to pay such assessments on a yearly basis, and Landlord pays the same on such basis, such assessments shall be included in Operating Expenses in the year paid by Landlord. In the event Tax Expenses for the Base Year are retroactively reduced due to a reassessment occurring after the expiration of the Base Year, the Tax Expenses component of the Base Year shall be proportionately reduced commencing with the then-current Expense Year.

4.2.5.3    Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1 or levied in whole or part in lieu of Tax Expenses), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building), (ii) any items included as Operating Expenses and (iii) any items paid by Tenant under Section 4.5 of this Lease.

4.2.6    “Tenant’s Share” shall mean the percentage set forth in Section 9.2 of the Summary. Tenant’s Share was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building. In the event either the Premises and/or the Building is expanded or reduced. Tenant’s Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs. Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.3    Calculation and Payment of Additional Rent; Cap on Controllable Operating Expenses.

4.3.1    Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term. Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s share of the amount of Direct Expenses applicable to the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to the excess (the “Excess”). Notwithstanding anything to the contrary, Landlord agrees that in calculating the Excess pursuant to this Section 4.3.1, all Operating Expenses which are controllable by Landlord (“Controllable Costs”) (specifically excluding insurance premiums, Tax Expenses, costs of utilities and costs imposed upon the Real Property by any recorded CC&Rs and agreements recorded against the Real Property) will not increase by more than five percent (5%) per year (on a non-cumulative, non-compounding basis) (the “Maximum Permitted Increase”), on a collective and not a per-item basis, over the amount of such controllable Operating Expenses for the Base Year. The unused portion of an Expense Year’s Maximum Permitted Increase may be carried forward to absorb any future Operating Expenses that would otherwise be in excess of the Maximum Permitted Increase for such future Expense Year.

4.3.2    Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant, on or before the last day of April following the end of each Expense Year, a statement (the “Statement”) which shall state the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any Excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess.” as that term is defined in Section 4.3.3, below. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Direct Expenses for the Expense Year in which this Lease terminates, taking into consideration that the Lease Expiration Date may have occurred prior to the final day of the applicable Expense Year, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3    Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated excess (the “Estimated Excess”) as calculated by comparing Direct Expenses, which shall be based upon the Estimate, to the amount of Direct Expenses applicable to the Base Year, which Estimate Statement may be revised and reissued by Landlord from time to time. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement (or a revision thereof) an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess (or the increase in the Estimated Excess if pursuant to a revised Estimated Statement) for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4    Allocation of Direct Expenses. When calculating the Direct Expenses for the Base Year, such Direct Expenses shall not include any increase in Tax Expenses attributable to special assessments, charges, costs, or fees, or due to modifications or changes in governmental laws or regulations, including, but not limited to, the institution of a split tax roll, and Operating Expenses shall exclude market-wide labor-rate increases due to extraordinary circumstances, including, but not limited to, boycotts and strikes, and utility rate increases due to extraordinary circumstances including, but not limited to, conservation surcharges, boycotts, embargoes or other shortages and amortized costs relating to capital improvements; provided, however, that to the extent such assessments, charges, costs and/or fees shall also be included in Direct Expenses for any Expense Year subsequent to the Base Year, then such assessments, charges, costs and/or fees shall also be included in Direct Expenses for the Base Year.

4.5    Taxes and Other Charges For Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord, as Additional Rent, upon demand for any and all taxes required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when;

4.5.1    Said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.5.2    Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, any portion of the Real Property or the parking facility used by Tenant in connection with this Lease; or

4.5.3    Said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6    Landlord’s Books and Records. Within one hundred eighty (180) days after receipt of a Statement by Tenant, if Tenant disputes the amount of Additional Rent set forth in the Statement, a reputable certified public accountant (which accountant is a member of a reputable independent nationally or regionally recognized accounting firm and has had previous experience in reviewing financial operating records of landlords of office buildings; provided that such accountant is not retained by Tenant on a contingency fee basis), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period. In connection with such inspection, Tenant and Tenant’s agents must agree in advance to abide by Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within one hundred eighty (180) days of Tenant’s receipt of such Statement shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Additional Rent, a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval; provided that if such certification by the Accountant proves that Direct Expenses were overstated by more than four percent (4%), then the cost of the Accountant and the cost of such certification shall be paid for by Landlord. In no event shall this Section 4.6 be deemed to allow any review of any Landlord’s records by any subtenant of Tenant. Tenant agrees that this Section 4.6 shall be the sole method to be used by Tenant to dispute the amount of any Direct Expenses payable or not payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

ARTICLE 5

USE OF PREMISES

Tenant shall use the Premises solely for the “Permitted Use.” as that term is defined in Section 13 of the Summary, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, and shall not allow occupancy density of use of the Premises which is greater than 5 people per 1,000 rentable square feet. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the Rules and Regulations, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building. Tenant shall faithfully observe and comply with the Rules and Regulations. Landlord shall enforce such Rules and Regulations in a non-discriminatory manner with respect to all tenants of the Real Property. Provided that Landlord uses its reasonable efforts to so enforce the Rules and Regulations, Landlord shall not be liable with respect to the acts or omissions of any other tenants or occupants of the Building with respect to such Rules and Regulations. Tenant shall comply with all recorded covenants, conditions and restrictions (collectively. “CC&Rs”) now affecting the Real Property. Subject to the remaining provisions of this Article, Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of hazardous materials or substances as defined pursuant to any applicable federal, state or local governmental or quasi-governmental law, code, ordinance, rule, or regulation. Landlord acknowledges that Tenant intends to maintain a machine shop within the Premises that may include any or all of the Machine Shop Equipment, as further set forth in Section 6.5 below. Landlord acknowledges that Tenant has the right to use in its business the hazardous materials described on attached Exhibit G in the quantities described therein and in the manner described below, and Tenant shall not be in violation of this Lease because of the use or presence of such hazardous materials that are described on attached Exhibit G in the quantities described therein and in the manner described below provided that Tenant uses such hazardous materials in compliance with all applicable laws and Tenant maintains a commercially reasonable, written hazardous material management plan, which Tenant shall deliver to Landlord upon request by Landlord. Exhibit G includes the chemical name and volume stored on site. All chemicals shall be stored, transported and handled by Tenant as per applicable California and Federal Occupational Safety and Health Administration (OSHA) regulations and the Material Safety Data Sheet (MSDS) for each chemical. Tenant shall maintain all required OSHA procedures in place, i.e. Injury and Illness Prevention Program, as part of the Spinal Elements OSHA Compliance and Training Program. Tenant’s personnel who will come in contact with the chemicals listed on Exhibit G shall be trained in the following areas specific to said chemicals:

1. Chemical Product and Company Identification

2. Composition/Information on Ingredients

3. Hazard Identification

4. First Aid Measures

5. Fire Fighting Measures

6. Accidental Release Measures

7. Handling and Storage

8. Exposure Control/Personal Protection

9. Physical and Chemical Properties

10. Stability and Reactivity

11. Toxicological Information

12. Ecological Information

13. Disposal Considerations

14. Transport Information

15. Regulatory Information (Not meant to be all inclusive - selected regulation represented)

16. Other Information (as required)

Landlord acknowledges, however, that Tenant will maintain products in the Premises which are incidental to the operation of its offices, such as photocopy supplies, secretarial supplies and limited janitorial supplies, which contain chemicals which are categorized as hazardous materials. Landlord agrees that the use of such products in the Premises in compliance with all applicable laws and in the manner in which such products are designed to be used shall not be a violation by Tenant of this Article 5.

ARTICLE 6

SERVICES AND UTILITIES

6.1    Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1    Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal general office use in the Premises (subject to Tenant’s obligation to pay for all electrical charges a as provided in Section 6.4, below), from Monday through Friday, during the period from 7:00 a.m. to 7:00 p.m., and on Saturdays during the period from 8:00 a.m. to 1:00 p.m. (collectively. “Building Hours”), except for Sundays and New Year’s Day. President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Day and any other nationally and locally recognized holidays (collectively, the “Holidays”). After-hours rates, which are subject to reasonable increases to the extent of Landlord’s actual costs (but not to increase by more than 5% for any year), are currently $40.00 per hour for heating or air conditioning for the Premises.

6.1.2    Subject to the other terms of this Lease, Landlord shall provide electrical wiring and facilities for connection to Tenant’s lighting fixtures and incidental use equipment. Tenant shall not exceed the capacity of such facilities and Tenant’s electrical usage shall otherwise be subject to Applicable Laws and regulations, including Title 24. Tenant shall bear the cost of replacement of lamps, starters and ballasts for any lighting fixtures within the Premises.

6.1.3    Landlord shall provide city water from the regular Building outlets for lavatory and toilet purposes.

6.1.4    Landlord shall provide janitorial services for normal general office use Monday through Friday except the date of observation of the Holidays, in and about the Premises.

6.1.5    Landlord shall provide nonexclusive automatic elevator service at all times.

6.2    Overstandard Tenant Use. Other than the Machine Shop Equipment (which Landlord shall be deemed to approve and consent to notwithstanding its noise, vibrations, and emissions, provided that the Machine Shop Equipment and Tenant’s use thereof complies with Applicable Laws and the applicable manufacturers’ operational specifications/guidelines), Tenant shall not. without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water, heat or air conditioning (or any other services) in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord (24) hours’ prior notice of Tenant’s desired use and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant per Section 6.1.1 and, if such service is not a continuation of that furnished during regular business hours, Tenant shall pay the same hourly rate for a period of two (2) hours preceding the commencement of such service. Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

6.3    Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise (except as otherwise expressly provided in Section 19.6 of this Lease), for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after using its commercially reasonable efforts to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control: and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with. Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6, provided that Landlord has used its commercially reasonable efforts to have such services or utilities furnished. Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable.

6.4    Electrical Meters; Tenant’s Obligation to Pay for All Electricity. If the Premises are not separately metered for electricity. Landlord shall, at Landlord’s cost, pursuant to the terms of the Tenant Work Letter, install separate meters or submeters to measure the consumption of electricity which may be furnished to or used in. on or about the Premises. Tenant agrees to pay Landlord within ten (10) days of Landlord’s delivery of an invoice therefor (or the local public utility provider, as applicable, prior to delinquency) for all electricity which may be furnished to or used in, on or about the Premises, as shown by said meters at the rates charged by the local public utility furnishing the same. Amounts payable by Tenant to Landlord for use of utilities shall be deemed Additional Rent hereunder.

6.5    Installation and Use of Machine Shop Equipment. Subject to the terms of this Lease, Landlord hereby acknowledges that Tenant will be installing in the Premises, at Tenant’s sole cost, the Machine Shop Equipment (as defined in Section 13 of the Summary), and Landlord hereby approves such installation and the use of such items by Tenant, provided that Tenant shall install the Machine Shop Equipment in accordance with the terms of Article 8 below and subject to the terms and conditions set forth herein. Landlord does not represent or warrant that the utilities in the Premises have a sufficient capacity for Tenant’s use of the Machine Shop Equipment, and if any additional utility facilities (such as additional or larger electrical power panels or circuits, or gas lines, or utility meters or submeters) shall be required, as reasonably determined by Landlord in connection with Tenant’s installation or use of the foregoing equipment, the additional facilities shall be installed by Tenant at its sole cost and expense in accordance with the terms of Article 8 below. Tenant shall not interfere with Landlord’s construction of the Tenant Improvements in connection with Tenant’s installation of the Machine

Shop Equipment. Tenant shall be required to comply with all Applicable Laws and the applicable manufacturers’ operational specifications/guidelines in connection with Tenant’s installation and use of the Machine Shop Equipment, including without limitation any requirements that Tenant install improvements in the Premises or Building in order to comply with such Applicable Laws. Upon the expiration or earlier termination of this Lease, Tenant shall remove the Machine Shop Equipment in accordance with the terms of Section 15.2 below. Tenant acknowledges and agrees that the “Tenant Improvements” (as defined in Section 1 of the Tenant Work Letter) shall include soundproofing materials and measures, which shall be specified in the construction plans to be prepared pursuant to the Tenant Work Letter. Tenant agrees that if Tenant’s use of the Machine Shop Equipment interferes with other tenants in the Building, then Landlord shall have the right to install additional reasonable soundproofing materials in or adjacent to the Premises, and Tenant shall reasonably cooperate with Landlord regarding access to the Premises and Landlord installation of such soundproofing materials. Landlord shall pay for the purchase and installation of such additional soundproofing materials, provided that if the interference to other tenants is being caused by Tenant’s use of the Machine Shop Equipment in violation of Applicable Laws or applicable manufacturers” operational specifications/guidelines, then Tenant shall pay for the same.

ARTICLE 7

REPAIRS

Landlord shall at Landlord’s cost (and not included in Operating Expenses) repair and maintain the structural portions of the Building (collectively, the “Building Structure”), basic plumbing, sewer, heating, ventilating, air-conditioning, fire suppression/ sprinkler, Building security and electrical systems installed or furnished by Landlord and not located within the Premises (collectively, the “Building Systems”), unless such maintenance and repairs are caused in part or in whole by the act, neglect, fault or omission of any duty by Tenant or the “Tenant Parties.” as defined in Section 10.1, below, in which event Tenant shall pay to Landlord, as Additional Rent, the reasonable cost of such maintenance and repairs. Except as set forth in the preceding sentence. Tenant shall, at Tenant’s own expense, pursuant to the terms of this Lease, including, without limitation, Article 8 hereof, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition. Tenant shall, at Tenant’s own expense but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, pursuant to the terms of this Lease, including, without limitation, Article 8 hereof, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided, however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building, not to exceed 10% of the cost of repair) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times (provided that Landlord acts in accordance with Article 27) to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the

Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect. The Building Structure and Building Systems shall be collectively referred to as the “Base Building.”

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1    Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than ten (10) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld, delayed or conditioned by Landlord. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent but upon ten (10) business days’ prior notice to Landlord, to make strictly cosmetic, non-structural additions and alterations (“Cosmetic Alterations’”) to the Premises provided such Cosmetic Alterations (i) do not involve the expenditure of more than $50,000.00, in the aggregate; (ii) are not visible from the exterior of the Building or which do not otherwise affect the exterior appearance of the Premises or Building, (iii) do not affect the Building Systems or the Building Structure, or (iv) do not unreasonably interfere with any other occupant’s normal and customary office operation; and (v) comply with Applicable Laws or the CC&Rs.

8.2    Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s request. Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and/or the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen selected by Landlord. Landlord shall tell Tenant at the time of approval whether such improvements need to be removed at the end of the Lease Term. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the City of Carlsbad, in conformance with Landlord’s construction rules and regulations. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the common areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the Base Building, and provided that Landlord notified Tenant of such requirement in Landlord’s consent to such Alterations, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. Upon completion of any Alterations and to the extent applicable, Tenant agrees to cause a timely Notice of Completion to be recorded in the office of the Recorder of the County of Carlsbad in accordance with the terms of Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a reproducible copy of any “as built” drawings of the Alterations.

8.3    Payment for Improvements. In the event Tenant orders any Alterations or repair work directly from Landlord or from a contractor selected by Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord’s option. Upon completion of any work not ordered directly from Landlord, Tenant shall deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. In addition, in the event Tenant orders any Alterations or repair work directly from Landlord or from a contractor selected by Landlord, Tenant shall pay to Landlord an amount equal to five percent (5%) of the cost of any such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work.

8.4    Construction Insurance. In the event that Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in a reasonable amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, with respect to any Alterations that will cost in excess of $150,000, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5    Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any tenant improvement allowance funds (but not Moving Allowance funds) provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal. Furthermore, if Landlord, as a condition to Landlord’s consent to any Alteration, requires that Tenant remove any Alteration upon the expiration or early termination of the Lease Term, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given upon any earlier termination of this Lease, require Tenant at Tenant’s expense to remove such Alterations and to repair any damage to the Premises and Building caused by such removal. Tenant shall not be required to remove any of the initial Tenant Improvements constructed by Landlord pursuant to the Tenant Work Letter. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the cost thereof (plus Landlord’s fee) to Tenant.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building, or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed (or contested by posting an appropriate bond) on or before the date occurring five (5) business days after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INSURANCE

10.1    Indemnification and Waiver.    To the extent not prohibited by law, Landlord, its partners, trustees, ancillary trustees and their respective officers, directors, shareholders, beneficiaries, agents, servants, employees, and independent contractors (collectively, the ‘‘Landlord Parties”) shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless Landlord Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises or any acts, omissions or negligence of Tenant or Tenant’s employees, agents, contractors, licensees, directors, officer, partners, trustees, visitors or invitees (collectively, “Tenant Parties”), in, on or about the Real Property, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Landlord or the Landlord Parties. Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of an event covered by the foregoing indemnity, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including, without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Landlord shall indemnify, defend, protect, and hold harmless Tenant Parties from any and all loss, cost, damage, expense and liability (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising from the negligence or willful misconduct of Landlord or the Landlord Parties, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the negligence or willful misconduct of Tenant or the Tenant Parties. Should a party be named as a defendant in any suit brought against the other party in connection with or arising out of an event covered by the foregoing indemnity, the other party shall pay to the named party its costs and expenses incurred in such suit, including, without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees. Each party’s agreement to indemnify the other party pursuant to this Section 10.1 shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provision of this Lease, to the extent such policies cover the matters subject to the indemnification obligations. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

10.2    Tenant’s Compliance with Landlord’s Fire and Casualty Insurance.    The coverage and amounts of insurance carried by Landlord in connection with the Building shall at a minimum be comparable to the coverage and amounts of insurance which are carried by reasonably prudent landlords of Comparable Buildings. Upon inquiry by Tenant, from time to time, Landlord shall inform Tenant of such coverage carried by Landlord. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for any insurance policies carried by Landlord, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3    Tenant’s Insurance.    Tenant shall maintain the following coverages in the following amounts:

10.3.1    Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than: (i) Bodily Injury and Property Damage Liability - $5,000,000 each occurrence and $5,000,000 annual aggregate, and (ii) Personal Injury Liability - $5,000,000 each occurrence and $5,000,000 annual aggregate.

10.3.2    Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) Tenant Improvements, and (iii) all other improvements, alterations and additions to the Premises. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3    Loss-of-income and extra-expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.

10.3.4    Worker’s Compensation and Employer’s Liability or other similar insurance, on an “occurrence’’ basis with a limit of not less than $2,000,000 per occurrence, pursuant to all applicable state and local statutes and regulations.

10.3.5    Commercial Automobile Liability Insurance on an “occurrence’’ basis, with a combined single limit of not less than $2,000,000 per occurrence covering bodily injury and property damage liability arising out of the use by or on behalf of Tenant, its agents and employees of any Tenant owned, non-owned (i.e., leased or rented) or hired motor vehicle or automotive equipment.

10.4    Form of Policies.    The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord and any lender designated by Landlord in writing to Tenant as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-XII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) to the extent commercially reasonably available, provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice (ten (10) days in the event of nonpayment of premiums) shall have been given to Landlord; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required under Section 10.3.1, above, such insurance shall include contractual coverage. Tenant shall deliver certificates of said policy or policies to Landlord on or before the Lease Commencement Date and at least ten (10) days before the respective expiration dates of such policies or certificates.

10.5    Subrogation.    Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, or other similar insurance.

10.6    Additional Insurance Obligations.    Tenant shall carry and maintain during the entire Lease Term at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance or such other reasonable types of insurance be in excess of that required by landlords of Comparable Buildings. Notwithstanding anything to the contrary contained in this Lease, in the event of any termination of this Lease pursuant to Article 11 or Article 13 below, Tenant shall assign and deliver to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under subsections (ii) and (iii) of Section 10.3.2 of this Lease.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1    Repair of Damage to Premises by Landlord.    Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or any other modifications to the common areas deemed reasonably desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3.2 of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements installed in the Premises and shall return such Tenant Improvements to their condition prior to the casualty; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Such submittal of plans and construction of improvements shall be performed by Tenant in substantial compliance with the terms of Article 8 of this Lease. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Rent, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof; provided, further, if the Premises are damaged such that the remaining portion thereof is not sufficient to allow Tenant to conduct its business operations therefrom, and if such damage is not the result of the negligence or willful misconduct of Tenant or any of the Tenant Parties, Landlord shall allow Tenant a total abatement of Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and are not occupied by Tenant as a result of the subject damage.

11.2    Landlord’s Option to Repair.    Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground lessor with respect to the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one year after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days.

11.3    Waiver of Statutory Provisions.    The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

11.4    Damage, Near End of Term.    In the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twelve (12) months of the Lease and, in the reasonable opinion of Landlord, the damage or destruction to the Premises or Building cannot be repaired by the date which is six (6) months prior to the Lease Expiration Date, then notwithstanding anything contained in this Article 11, either Landlord or Tenant shall have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of damage, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

ARTICLE 12

NON-WAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by Landlord of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment. No payment by Tenant or receipt or acceptance by Landlord of a lesser amount than the correct Rent due shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance, treat such partial payment as a default or pursue any other remedy provided in this Lease or at law.

ARTICLE 13

CONDEMNATION

If ten percent (10%) or more of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1    Transfers.    Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 14.3, below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E, and (vi) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under Section 19.1.2 of this Lease. Whether or not Landlord shall grant consent, Tenant shall, concurrently with Tenant’s delivery of the Transfer Notice, pay to Landlord $750.00 for Landlord’s review and processing fees.

14.2    Landlord’s Consent.    Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be deemed to be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

14.2.2    The Transferee is either a governmental agency or instrumentality thereof;

14.2.3    The Transferee’s intended use of the Premises is inconsistent with the Permitted Use;

14.2.4    The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.5    The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.6    Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Building at the time of the request for consent and Landlord shall have space available in the Building to accommodate the need of the proposed Transferee which is comparable to the Premises, or (ii) is negotiating with Landlord to lease space in the Building at such time, or (iii) has negotiated with Landlord during the three (3)-month period immediately preceding the Transfer Notice.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3    Transfer Premium.    If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord (if and when actually received by Tenant) fifty percent (50%) of any ‘‘Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease, on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any brokerage commissions or reasonable attorneys’ fees incurred in connection with the Transfer, or (iii) any free base rent reasonably provided to the Transferee in connection with the Transfer (provided that such free rent shall be deducted only to the extent the same is included in the calculation of total consideration payable by such Transferee). ‘‘Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. In the calculations of the Rent (as it relates to the Transfer Premium calculated under this Section 14.3), Tenant shall be entitled to fully recover all transfer costs actually incurred by Tenant prior to the payment of any Transfer Premium to Landlord.

14.4    Landlord’s Option as to Premises.    Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant desires to assign this Lease or sublease all of the Premises for the remainder of the Lease Term (other than a Permitted Transfer), Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall confirm the Transfer relates to the entire Premises, the contemplated date of commencement of the contemplated Transfer, any other pertinent details relating to the Transfer known to Tenant, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Premises. Subject to Tenant’s right to withdraw as set forth below, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Intention to Transfer Notice (the “Landlord Intent Notice”), to (i) recapture the Premises, or (ii) take an assignment or sublease of the Premises from Tenant. Tenant may, at its election, withdraw its Intention to Transfer Notice by so notifying Landlord within ten (10) days after Tenant’s receipt of the Landlord Intent Notice that Tenant elects to not proceed with the proposed assignment or sublease of the entire Premises for the remainder of the Lease Term. If Tenant does not so withdraw before the expiration of such 10-day period, then Landlord’s recapture, or sublease or assignment notice shall cancel and terminate this Lease, or create a sublease or assignment, as the case may be, with respect to the Premises as of the date stated in the Intention to Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Intention to Transfer Notice. If Landlord declines, or fails to send a Landlord Intent Notice within such 30-day period under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the “Nine Month Period”), Landlord shall not have any right to recapture with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice; provided however, that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period, then Tenant shall again be required to submit to Landlord a new Intention to Transfer Notice with respect to any contemplated Transfer, as provided in this Section 14.4.

14.5    Effect of Transfer.    If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified (except as agreed upon by both Landlord and Tenant in writing), (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish, at Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has received, derived and shall derive from such Transfer, and (v) no Transfer relating to this

Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6    Additional Transfers.    For purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the total unencumbered assets of Tenant within a twelve (12) month period.

14.7    Non-Transfers.    Notwithstanding anything to the contrary contained in this Lease, neither (i) an assignment to a transferee of all or substantially all of the assets of Tenant, (ii) an assignment of the Premises to a transferee which is the resulting entity of a merger or consolidation of Tenant with another entity, (iii) a legal change in the name of Tenant, nor (iv) an assignment or subletting of all or a portion of the Premises to an entity which is controlled by, controls, or is under common control with, Tenant) (an “Affiliate”), shall be deemed a Transfer under Article 14 of this Lease (an assignment or sublease pursuant to the foregoing in items (i) through (iv) above shall be referred to as a “Permitted Transfer”), provided that: (a) Tenant notifies Landlord not later than five (5) business days after any such assignment or sublease and within five (5) business days of Landlord’s request therefor Tenant furnishes Landlord with information reasonably requested by Landlord that does violate any confidentiality obligation to which Tenant is subject; (b) such assignment or sublease is a bona fide transaction and is not intended by Tenant to avoid its obligations under this Lease; and (c) such transferee or Affiliate shall have a net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (the “Net Worth”) at least equal to the Net Worth of Tenant immediately prior to such assignment or sublease. An assignee which is Permitted Transfer shall be referred to as a “Non-Transferee Assignee.” “Control,” as used in this Section 14.7, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. In addition, the sale of stock in a public offering shall not be deemed to be a Transfer hereunder.

ARTICLE 15

SURRENDER OF PREMISES; REMOVAL OF TRADE FIXTURES

15.1    Surrender of Premises.    No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2    Removal of Tenant Property by Tenant.    All articles of personal property and all business and trade fixtures, machinery and equipment (including the Machine Shop Equipment), furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises, which items are not a part of the Tenant Improvements installed in the Premises by Landlord, shall remain the property of Tenant, and may be removed by Tenant at any time during the Lease Term as long as Tenant is not in default under this Lease with any applicable cure period having expired. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and Surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, events of casualty and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property but specifically excluding data cabling and wiring, which shall be at Tenant’s election whether or not to remove) owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord in its sole discretion may require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the Rent applicable during the last rental period of the Lease Term under this Lease for the first three (3) months of such holdover and thereafter 125% of the Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to surrender the Premises prior to one month after the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any losses suffered by Landlord, including lost profits, resulting from such failure to surrender.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto, (or such other form as may be required by any prospective mortgagee or purchaser of the Building, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee or purchasers. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, but not more than once in each calendar year, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year (provided that Landlord shall keep such financial information strictly confidential). Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Within ten (10) business days after Tenant’s request, Landlord shall execute and deliver to Tenant a commercially reasonable estoppel certificate in favor of such parties as Tenant may reasonably designate, including current and prospective lenders and prospective purchasers.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien and terms of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. In consideration of, and as a condition precedent to, Tenant’s agreement to permit its interest pursuant to this Lease to be subordinated to any particular future ground or underlying lease of the Building or the Real Property or to the lien of any first mortgage or trust deed, hereafter enforced against the Building on the Real Property and to any renewals, extensions, modifications, consolidations and replacements thereof, Landlord shall deliver to Tenant a commercially reasonable non-disturbance and attornment agreement executed by the Landlord under such ground lease or underlying lease or the holder of such mortgage or trust deed. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale if so requested to do so by such purchaser, and to recognize such purchaser as the lessor under this Lease. Tenant shall, within ten (10) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Landlord represents and warrants to Tenant that as of the date of this Lease there are no mortgages, trust deeds or ground leases in force against the Real Property or the Building.

ARTICLE 19

DEFAULTS; REMEDIES

19.1    Default.    The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days of notice that the same is due, which notice shall be in lieu of any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

19.1.2    Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default, as soon as possible; or

19.1.3    To the extent permitted by law, a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days.

19.2    Remedies Upon Default.    Upon the occurrence of a default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)     The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including, but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v)    At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (l%).

19.2.2    Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.3    Subleases of Tenant.    If Landlord elects to terminate this Lease on account of any Default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4    Form of Payment After Default.    Following the occurrence of a default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution reasonably acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5    Efforts to Relet.    For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.6    Abatement of Rent.    In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of: (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform after the Lease Commencement Date and was required by this Lease to perform (and for which is in the reasonable control of Landlord) and which substantially interferes with Tenant’s use of the Premises, or (ii) any failure to provide services, utilities or access to the Premises as required to be provided by Landlord by this Lease and such failure is within the reasonable control of Landlord (either such set of circumstances as set forth in items (i) or (ii), above, to be known as an ‘‘Abatement Event”), then Tenant shall give Landlord notice of such Abatement Event (“Abatement Event Notice”), and if such Abatement Event continues for five (5) consecutive business days after Landlord’s receipt of any such Abatement Event Notice (the “Eligibility Period”) and Landlord does not diligently commence and pursue to completion the remedy of such Abatement Event, then the Base Rent, Tenant’s Share of Direct Expenses, and Tenant’s obligation to pay for parking (to the extent not utilized by Tenant) shall be abated or reduced, as the case may be, after the expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant’s business, the

Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises and Tenant’s obligation to pay for parking shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. If Landlord has not cured such Abatement Event within one hundred eighty (180) days after receipt of the Abatement Event Notice from Tenant, Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord (the “Abatement Event Termination Notice”) no later than ten (10) days following the end of such 180-day period. To the extent an Abatement Event is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant’s right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the Eligibility Period shall not be applicable thereto. Such right to abate Base Rent and Tenant’s Share of Direct Expenses and to terminate this Lease as set forth above shall be Tenant’s sole and exclusive remedy for rent abatement or termination at law or in equity for an Abatement Event. Except as provided in this Section 19.6, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

ARTICLE 20

ATTORNEYS’ FEES

If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred.

ARTICLE 21

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a portion of the security deposit in the amount set forth in Section 10 of the Summary, with the remaining portion of the security deposit to be delivered by Tenant as set forth in Section 10 of the Summary (the total amount of security deposit is referred to as the “Security Deposit”). The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. The Security Deposit shall be subject to reduction as set forth in Section 10 of the Summary. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest thereunder, within thirty (30) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those amounts reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

ARTICLE 22

INTENTIONALLY DELETED

ARTICLE 23

SIGNS

23.1    Major Tenants.    Subject to Landlord’s prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building, Tenant, if the Premises comprise one of the two largest tenants of the Building, at Tenant’s sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.

23.2    Multi-Tenant Floor Tenants.    If other tenants occupy space on the floor on which the Premises is located, Tenant’s identifying signage shall be provided by Landlord (at Landlord’s sole cost and expense) and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord’s Building standard signage program. The initial installation of such identifying signage shall be made by Landlord at Landlord’s sole cost and expense and any modification to such signage subsequent to the initial installation of the same, shall be made by Landlord at Tenant’s sole cost and expense.

23.3    Building Directory.    Tenant shall, at Landlord’s cost, be entitled to one (1) line on the Building’s lobby directory to place its business name and suite number. The cost of any subsequent modification to Tenant’s building directory signage shall be made upon the Building’s directory by Landlord, at Tenant’s sole cost expense.

23.4    Prohibited Signage and Other Items.    Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior (except to the extent expressly permitted in Section 23.5 of this Lease) or roof of the Building or the common areas of the Building or the Real Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior written approval of Landlord, in its sole discretion.

23.5    Exterior Signage.    Subject to the terms of this Article 23, the prior approval of the City of Carlsbad and Landlord (which shall not be unreasonably withheld, delayed or conditioned) and Tenant complying with all Applicable Laws, Landlord hereby grants to Tenant the right, at Tenant’s sole cost and expense, provided that Tenant is at all times during the Lease Term leasing and occupying (i.e., conducting business in) at least 60% of the Premises and is not in default under this Lease (beyond applicable notice and cure periods), to design, permit, install and maintain identifying signage on (i) the northeast corner of the Building (the “Building Exterior Sign”), located on the Northeast corner of the building (facing East), which signage shall be the maximum amount and size of signage permitted by applicable law; and (ii) a strip containing Tenant’s name on the top position on a non-exclusive Building monument sign (“Monument Sign”). The Building Exterior Sign and the Monument Sign are hereinafter collectively referred to as “Tenant’s Exterior Signage”.

Tenant’s Exterior Signage shall be subject to Landlord’s approval and all Applicable Laws and any recorded CC&Rs. The content, size, design, graphics, materials, colors and other specifications of Tenant’s Exterior Signage (including without limitation, the exact location of Tenant’s Exterior Signage, and all contractors or subcontractors utilized by Tenant in connection therewith, shall be subject to the approval of Landlord (which shall not be unreasonably withheld) and shall be consistent with the exterior design, materials and appearance of the Building and the Real Property and Landlord’s signage program and/or sign specifications for the Real Property, if any. Tenant shall be solely responsible for all costs and expenses incurred in connection with the design, construction, installation, repair, operation, maintenance, compliance with Applicable Laws, utilities and removal of Tenant’s Exterior Signage. Tenant’s right to maintain Tenant’s Exterior Signage shall be personal to the Original Tenant or any Non-Transferee Assignee and may not be transferred, assigned to any other assignee or any sublessee or any other person or entity, so long as such Non-Transferee Assignee does not have an Objectionable Name (defined below). The term “Objectionable Name” shall mean any name which relates to an entity which is of a character or reputation, or is associated with a political orientation or faction, which is inconsistent with the quality of the Building as a first-class office building, or which would otherwise reasonably offend a landlord of Comparable Buildings. Tenant shall be responsible for maintaining Tenant’s Exterior Signage in good condition and repair throughout the Lease Term, at Tenant’s sole cost. Tenant shall insure Tenant’s Exterior Signage as provided in this Lease. Upon the expiration or earlier termination of the Lease Term or the earlier termination of Tenant’s Exterior Signage rights under this Section 23.5 in the event any of the conditions precedent to the grant of Tenant’s right to maintain the Tenant’s Exterior Signage set forth above are no longer satisfied, Tenant shall, at Tenant’s sole cost and expense, remove Tenant’s Exterior Signage on or before the expiration or earlier termination of the Lease Term (or within ten (10) business days of Tenant’s receipt of written notice from Landlord of an early termination of Tenant’s Exterior Signage rights, as applicable) and repair any and all damage to the Building caused by such removal. If Tenant fails to timely remove Tenant’s Exterior Signage as required herein, Landlord shall have the right to remove the Tenant’s Exterior Signage and Tenant shall be responsible for any and all costs associated with such removal (plus Landlord’s fee), including, but not limited to, the cost to repair and restore the Building to its original condition, normal wear and tear excepted. Notwithstanding anything in this Lease to the contrary, (i) Tenant shall be solely responsible for obtaining all required governmental approvals with respect to Tenant’s Exterior Signage, provided that Landlord shall reasonably cooperate and otherwise use its commercially reasonable efforts to assist Tenant in connection with Tenant’s efforts to obtain such approvals, (ii) Landlord shall have no liability to Tenant in the event Tenant fails to obtain such required approvals, and (iii) such required approvals shall in no event be considered a condition precedent to Tenant’s obligations under this Lease.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”) or any recorded CC&Rs affecting the Real Property. At its sole cost and expense, Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant’s conduct of business or use and occupancy of the Premises, (ii) the Alterations and/or any other improvements in the Premises made by Tenant, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant’s Alterations, the Tenant Improvements, or use of the Premises. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations as they apply to the Premises and/or Tenant. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all Applicable Laws relating to the Building and common areas, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. To the extent that the Building or common areas are not in compliance with Applicable Laws in effect as of the date of this Lease, Landlord shall, at

Landlord’s sole cost and expense, make the modifications necessary to cause the same to be in compliance with Applicable Laws. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4, above but solely with respect to changes in Applicable Laws after the date hereof. Should any standard or regulation now or hereafter be imposed on Tenant by a state, federal or local government body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount, plus any reasonable attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder (provided that with respect to the first late payment in any twelve (12) calendar month, Landlord shall waive such five percent (5%) late charge if Tenant pays any such overdue amount within five (5) days after Tenant’s receipt of written notice from Landlord that the such amount has not been paid when due). The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid on or before the date they are due shall thereafter bear interest until paid at a rate per annum equal to eighteen percent (18%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1    Landlord’s Cure.    All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent (except as otherwise expressly provided in Section 19.6 of this Lease). If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2    Intentionally deleted.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice of at least 24 hours (which may be oral) (except no notice will be required in the case of emergencies and for regularly scheduled maintenance or janitorial services) to the Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or ground or underlying lessors, or, during the last nine (9) months of the Lease Term, prospective tenants; (iii) post notices of non-responsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other Applicable Laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time (without notice) to (A) perform janitorial services or other similar daily/weekly type services; (B) take possession due to any breach of this Lease in the manner provided herein and in accordance with Applicable Law; and (C) perform any covenants of Tenant which Tenant fails to perform after the expiration of any applicable notice and cure period. Landlord may make any such entries without the abatement of Rent (except as otherwise expressly provided in Section 19.6 of this Lease) and may take such steps as required to accomplish the stated purposes; provided, however, that any such entry shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant as reasonably possible. Tenant hereby waives any claims for damages to (or interference with) Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 28

TENANT PARKING

During the initial Lease Term, Tenant shall have the right, but not the obligation, at no additional charge to Tenant, to rent from Landlord parking passes on a monthly basis throughout the Lease Term in the amount set forth in Section 11 of the Summary, of which, four (4) parking spaces designated for visitors shall be located in a prominent location at the front of the Building to be mutually agreed upon by the parties. Tenant shall be responsible for any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. In addition, Tenant may rent from Landlord, subject to availability, additional parking passes on a month-to-month basis at the prevailing rate charged for parking passes at the location of such passes. Tenant’s continued right to use to parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the passes are located and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to change the location, size, configuration, design, layout and all other aspects of the parking facility in question, including the discontinuance of the valet parking system, at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease (except as otherwise expressly provided in Section 19.6 of this Lease), from time to time, close-off or restrict access to the parking facility in question for purposes of permitting or facilitating any such construction, alteration or improvements. In connection with the foregoing, Landlord shall (i) provide Tenant with other temporary substitute parking spaces during any period of closure of the parking facility by Landlord and (ii) use commercially reasonable efforts to minimize any material interference with Tenant’s access to, and/or use of the Premises. Landlord may totally or partially delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control delegated by Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant’s own personnel (not including Tenant’s invitees and guests) and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval not to be unreasonably withheld. In addition to the four (4) parking spaces designated above in the front of the Building, Tenant shall have the exclusive use on a reserved basis, and at no additional cost to Tenant, to the two (2) parking spaces that are outside of Tenant’s double doors (to be installed pursuant to the Final Working Drawings set forth in attached Exhibit D) in the back of the Building, except that such two reserved spaces shall count toward Tenant’s overall parking allowance set forth in Section 11 of the Summary.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1    Binding Effect.    Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.2    No Air Rights.    No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.3    Modification of Lease.    Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within thirty (30) days following the request therefor. Should Landlord or any such prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within thirty (30) days following the request therefor.

29.4    Transfer of Landlord’s Interest.    Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property and Building and in this Lease, and Tenant agrees that in the event any such transfer and a transfer of the Security Deposit, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. Tenant further acknowledges that, subject to Article 18 above, Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

29.5    Prohibition Against Recording.    Neither this Lease, or any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

29.6    Captions.    The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.7    Relationship of Parties.    Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

29.8    Time of Essence.    Time is of the essence of this Lease and each of its provisions.

29.9    Partial Invalidity.    If any term, provision or condition contained in this Lease shall, to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.10    Landlord Exculpation.    It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord Parties hereunder (including any successor Landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Real Property and Building, and neither Landlord, nor any of its constituent partners and/or members, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

29.11    Entire Agreement.    It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease, the exhibits and schedules attached hereto, and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.12    Right to Lease.    Landlord reserves the absolute right to affect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building.

29.13    Force Majeure.    Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, acts of war, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, the “Force Majeure”), except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.14    Notices.    All notices, demands, statements, approvals or communications (collectively, “Notices’’) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or by a reputable overnight courier service which provides evidence of delivery or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of actual delivery or the date of attempted but refused delivery. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail or by a reputable overnight courier service which provides evidence of delivery, and such mortgagee or ground or underlying lessor shall be given a reasonable, opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

29.15    Joint and Several.    If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.16    Authority.    If Tenant is a corporation, limited liability company or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

29.17    Governing Law.    This Lease shall be construed and enforced in accordance with the laws of the State of California.

29.18    Submission of Lease.    Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.19    Brokers.    Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the ‘‘Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the brokerage commissions owing to the Brokers in connection with the transaction contemplated by this Lease pursuant to the terms of a separate written agreement between Landlord and the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section 29.19 shall survive the expiration or earlier termination of the Lease Term.

29.20    Independent Covenants.    This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above. Except as otherwise provided in this Lease, Tenant, upon paying the rents reserved hereunder and observing and performing all of the covenants, conditions and provisions on Tenant’s part to be observed and performed hereunder within all applicable notice and cure periods, shall have quiet possession of the Premises for the entire Lease Term.

29.21    Building Name and Signage.    Landlord shall have the right at any time to change the name of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord, which shall not be unreasonably withheld.

29.22    Transportation Management.    Tenant shall fully comply with all present or future compulsory programs required by applicable governmental authorities intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.

29.23    Successors.    Except as otherwise expressly provided herein, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto; provided, however, that no assignment, sublease or other transfer in violation of the provisions of Article 14 shall operate to vest any rights in any putative assignee, subtenant or transferee of Tenant.

29.24    Landlord Renovations.    It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any parties thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Work Letter. However, Tenant acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Real Property, including, without limitation, the parking structure, common areas, systems and equipment, roof, and structural portions of the same. In connection with the foregoing, Landlord shall use commercially reasonable efforts to minimize any material interference with Tenant’s use of and access to the Premises and the parking areas. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except as otherwise expressly provided in Section 19.6 of this Lease). Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

29.25    Good Faith.    Except (i) for matters for which there is a standard of consent or discretion specifically set forth in this Lease, (ii) matters which could have a material adverse effect on the Building’s Structure, Building’s heating, ventilation and air-conditioning system, plumbing system, electrical system, or life safety systems, or which could affect the exterior appearance of the Building, or (iii) matters covered by Article 3 or 19 of this Lease (collectively, the “Excepted Matters”), any time the consent of Landlord or Tenant is required under this Lease, such consent shall not be unreasonably withheld or delayed, and, except with regard to the Excepted Matters, whenever this Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make an allocation or other determination, Landlord and Tenant shall act reasonably and in good faith.

29.26    Hazardous Materials.    Except as expressly provided in Article 5 above, Tenant shall not cause or permit any Hazardous Material (as defined below) to be brought, kept or used in or about the Real Property by Tenant, its agents, employees, contractors, or invitees. Tenant indemnifies Landlord from and against any breach by Tenant of the obligations stated in the preceding sentence (including Tenant’s obligations under Article 5 above) or from any release of Hazardous Materials by Tenant, and agrees to defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses (including, without limitation, diminution in value of the Real Property, damages for the loss or restriction or use of rentable or usable space or of any amenity of the Building, damages arising from any adverse impact or marketing of space in the Building, and sums paid in settlement of claims, attorneys’ fees and costs, consultant fees, and expert fees) which arise during or after the Term of this Lease as a result of such breach or release of Hazardous Materials by Tenant. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Real Property if and to the extent caused by Tenant. Landlord shall protect, defend, indemnify and hold Tenant free and harmless from and against any liability relating to Hazardous Materials present in or about the Real Property as of the Effective Date. As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government.

ARTICLE 30

ADDITIONAL PROVISIONS

30.1    Rooftop Rights.

30.1.1    Right to Maintain Rooftop Equipment.    Subject to the terms of this Section 30.1, any CC&Rs and any Applicable Laws, Tenant shall have the non-exclusive right to install, operate and maintain at Tenant’s sole cost (but at no additional rental charge) one (l) satellite dish, antennae or other communication device on the roof of the Building (the ‘‘Rooftop Equipment”) for Tenant’s sole use at the Premises, subject to the terms hereof. Such installation of the Rooftop Equipment shall be further subject to Landlord’s prior written approval (not to be unreasonably withheld, conditioned or delayed) of the Rooftop Equipment Tenant wishes to install, provided that in Landlord’s determination that (a) the Building can structurally accommodate the Rooftop Equipment, (b) there is sufficient space on the roof for the Rooftop Equipment, and (c) the Rooftop Equipment does not violate any recorded CC&Rs and/or any Applicable Laws. Any cabling and wiring through the Building interior risers, and pathways of the Building that currently connect facilities located on the roof with the Premises shall be included as part of the Rooftop Equipment. Tenant shall notify Landlord in writing if Tenant wishes to install Rooftop Equipment, which notice shall specifically identify the size, specifications, and requirements of the Rooftop Equipment that Tenant wishes to install. Thereafter, Landlord shall notify Tenant if Landlord approves of the installation of the identified Rooftop Equipment. The actual location of the Rooftop Equipment shall be referred to herein as the “Roof Area”. Tenant agrees that the Roof Area (including, without limitation, any interior conduits, risers and pathways used to connect the Roof Area to the Premises) is not part of the

Premises, but Tenant is hereby granted a right to use such Roof Area, subject to Tenant’s compliance with the terms of this Lease, including without limitation, Tenant’s insurance and indemnification obligations.

30.1.2    Maintenance of Rooftop Equipment.    Tenant will be responsible, at its sole cost and expense, for the installation, maintenance, repair and removal of the Rooftop Equipment, and Tenant shall at all times maintain the Rooftop Equipment in compliance with Applicable Laws and in good condition and repair, ordinary wear and tear excepted.

30.1.3    Conditions of Installation.    Tenant shall comply with all Applicable Laws relating to the installation, maintenance and operation of Rooftop Equipment at the Building and will pay all costs and expenses relating to such Rooftop Equipment, including the cost of obtaining and maintaining any necessary governmental permits for the installation, operation and maintenance thereof in compliance with Applicable Laws. If any testing, monitoring or reporting becomes necessary under Applicable Laws, such as testing under OSHA for electromagnetic or radio frequency interference, Tenant shall perform such testing of its equipment at its sole cost.

30.1.4    Interference.    In no event shall Landlord have any liability or responsibility for any interference with Tenant’s operations, except to the extent resulting from the negligence or willful misconduct of Landlord, its agents, employees or contractors. If Landlord or any of Landlord’s tenants or licensees or future tenants or licensees should cause material and irresolvable interference with Tenant’s equipment, then, in addition to any other rights and remedies of Tenant, Tenant may enjoin any such interference without the involvement or participation of Landlord.

30.1.5    Relocation of the Rooftop Equipment.    Subject to the terms set forth in this Section 30.1.5, Landlord at its election and its sole cost and expense may require the relocation of the Rooftop Equipment. In connection with any relocation of Tenant’s Rooftop Equipment at the request of or required by Landlord, Landlord shall provide Tenant with at least thirty (30) days’ prior written notice of the required relocation and will conduct the relocation in a commercially reasonable manner and in such a way that will, to the extent reasonably possible, prevent interference with the normal operation of Tenant’s Rooftop Equipment. In connection with any relocation, Landlord further agrees to work with Tenant in good faith to relocate Tenant’s Rooftop Equipment to a location that will permit its normal operation for Tenant’s business operations.

30.1.6    Removal of the Rooftop Equipment.    Tenant shall, at Tenant’s sole cost, remove the Rooftop Equipment on or before the expiration of this Lease. In the event that Tenant shall fail to timely comply with the terms of this Section 30.1.6, Landlord shall have the right, but not the obligation, to perform the obligations of Tenant hereunder, and Tenant shall pay to Landlord the cost thereof, including Landlord’s fee relating thereto, which amounts shall be payable by Tenant to Landlord within ten (10) days following demand by Landlord.

30.1.7    Roof Access; Rules and Regulations.    Tenant and its representatives shall have access to and the right to go upon the roof of the Building, upon prior notice to Landlord, on a seven (7) day per week, twenty-four (24) hour basis, to perform its obligations under this Section 30.1. Tenant may install Rooftop Equipment at the Building only in connection with its business operations at the Premises, and may not lease or license any rights or equipment to third parties or allow the use of any rooftop equipment by any party other than Tenant. Tenant acknowledges that Landlord has made no representation or warranty as to Tenant’s ability to install any such Rooftop Equipment on the roof of the Building or to operate such Rooftop Equipment at the Building and Tenant acknowledges that equipment installations and other structures and activities at or around the Building may result in interference with Tenant’s Rooftop Equipment.

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IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Lease as of the day and date first above written.

LANDLORD:		TENANT:

HR MELROSE LLC, a Delaware limited Liability company		SPINAL ELEMENTS, INC., a Delaware corporation

By:	/s/ Douglas Brown	By:	/s/ Steve McGowan
Its:	Managing Director	Its:	CFO
Name:	Douglas Brown	Name:	Steve McGowan

		By:	/s/ Jason Blain
		Its:	President
		Name:	Jason Blain

S-1

EXHIBIT A

OUTLINE OF PREMISES (1ST FLOOR SPACE)

OUTLINE OF PREMISES (2ND FLOOR SPACE)

EXHIBIT A-1

OUTLINE OF TEMPORARY SPACE